SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2003

XTO ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10662	75-2347769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Houston Street, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(817) 870-2800

(Registrant’s telephone number, including area code)

Item 5. Other Events.

On June 5, 2003, XTO Energy Inc. issued a news release to announce that the Company has entered into a definitive agreement with Markwest Hydrocarbon, Inc. of Denver, Colorado to acquire coal bed methane and natural gas producing properties located in the San Juan Basin of New Mexico and Colorado for $60.5 million. The Company’s internal engineers estimate proved reserves to be 50 billion cubic feet of gas equivalent of which 78% are proved developed. This acquisition will initially add about 9.5 million cubic feet per day of gas production to the Company’s production base.

This transaction is scheduled to close on June 30, 2003, with an effective date of June 1, 2003. The final closing price is subject to typical closing and post-closing adjustments. Approximately 15% of the property package is subject to preferential purchase rights. This purchase will initially be funded through borrowings under the Company’s existing bank credit facility and will be repaid through 2003 operating cash flow.

A copy of the news release is filed as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is filed as part of this Current Report of Form 8-K:

Exhibit Number and Description

99.1	News Release dated June 5, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: June 10, 2003	By:	/s/ BENNIE G. KNIFFEN
Bennie G. Kniffen
Senior Vice President and Controller